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                                                                 Exhibit 10.26

                                   FIRST AMENDMENT

                                          TO

                            EXECUTIVE EMPLOYMENT AGREEMENT


    This First Amendment to Executive Employment Agreement is made this 1st day of April, 1997, by and between Lawrence F. Halpert (the "Executive"), a Maryland resident, and DentalCo. Inc., a Maryland corporation (the "Company").

    WHEREAS the Executive and Company entered into an Executive Employment Agreement (the "Agreement"), effective July 18, 1995; and

    WHEREAS the Executive entered into an employment agreement with Mid Atlantic Dental Association (the "PA"), a professional association also dated July 18, 1995; and

    WHEREAS the Executive's time commitment to the Company has expanded, and the Company and the Executive deem it appropriate to amend certain terms and conditions of the Agreement:

    IN CONSIDERATION of the covenants set forth herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

    1. Section 3A of the Agreement is hereby deleted, and the following is substituted, in lieu thereof:

         "A. Subject to adjustment as hereinbelow set fort in Section 3C, base salary, ("Base Salary"), payable in equal bi-weekly installments, at the rate of Four Hundred Seventy-four Thousand Seven Hundred Sixteen Dollars ($474,716.00) per annum."

    2. Section 3C is added to the Agreement immediately following Section 3B as follows:

         "C. Notwithstanding the provisions of Section 3A hereinabove to the contrary, to the extent the Executive engages in the active practice of dentistry with the P.A., the Base Salary shall be reduced by the gross amount of such compensation received by Executive from the P.A."

    3. In all other respects the Agreement as hereby amended shall remain in full force.

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    IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment to Executive Employment Agreement, under seal as of the day and year first hereinabove written.

ATTEST:                                DENTALCO, INC.



/s/ E. JAMES KUHNS                          /s/ CARL SARDEGNA
_________________________              By:  ________________________(Seal)
E. James Kuhns, Secretary                   Carl Sardegna, President


WITNESS:



/s/ E. JAMES KUHNS                          /s/ LAWRENCE F. HALPERT
________________________                    _________________________(Seal)
                                            Lawrence F. Halpert



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                            EXECUTIVE EMPLOYMENT AGREEMENT

    THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is made as of the 18th day of July, 1995, by and between Lawrence F. Halpert (hereinafter, the "Executive"), a Maryland resident, and DentalCo, Inc., a Maryland corporation (hereinafter, the "Company").

    IN CONSIDERATION of the covenants set forth herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

    1. EMPLOYMENT. The Company hereby employs the Executive and the Executive hereby accepts such employment by the Company upon the terms and subject to the conditions hereinafter set forth for a three (3) year term commencing on July 18, 1995, which initial three-year term shall be extended on July 17, 1996 and on each anniversary of that date thereafter for a further period of one year, unless otherwise terminated in accordance with the provisions of Section 7 hereof.

    2.   DUTIES.

         A. During the term of employment hereunder, the Executive shall serve as the Company's (i) Chairman of the Board (officer), (ii) Chief Executive Officer, and (iii) Chairman of the Board of Directors (hereinafter, the "Board"), and he shall perform such other executive and administrative duties and functions commensurate with such positions as he may be called upon to perform, from time to time, by the Board. The Executive shall devote substantially all of his time to his duties hereunder and he shall exert his best efforts in the performance of his duties so as to promote the profit, benefit and advantage of the business of the Company; provided, however, that the Executive shall be permitted to continue the practice of periodontal medicine to the same extent as prior to the date of this Agreement.

         B. The Executive immediately shall notify the Company of (i) his own illness and consequent absence from work or (ii) any intended significant change in his plans to work for the Company.

         C. During the term of this Agreement, the Executive shall serve in any additional offices or positions (commensurate in status with his positions hereunder) of the Company and its affiliates (including, as a member of any committees of the Board), to which he may be elected or appointed by appropriate action of the Company. The Executive shall serve in any such additional capacities without separate compensation for so serving, unless otherwise authorized by the Board.

    3. COMPENSATION. The Company agrees to pay to the Executive as compensation for all duties performed by him in any capacity during the period of his employment under this Agreement:

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         A.   Base salary ("Base Salary"), payable in equal bi-weekly
installments, at the rate of Two Hundred Fifty-Two Thousand Eight Hundred Ten Dollars ($252,810.00) per annum, subject to an adjustment of up to Five Percent (5%) if it is determined that the Base Salary does not equal at least Sixty Percent (60%) of the Executive's salary immediately prior to the date hereof.

         B. In addition, the Executive shall be eligible to receive a bonus (the "Bonus") for each full fiscal year of the Executive's employment in an amount determined by the Board, in its sole discretion, provided, however, that in no event shall the Bonus be in an amount greater than Fifty percent (50%) of the Executive's Base Salary and provided, further, that the Company's net income for such fiscal year, giving effect to the Bonus (and other bonus compensation paid with respect to that fiscal year) as if paid during such fiscal year, shall equal or exceed the net income for the period as set forth in the Company's financial projections dated January 25, 1995 (the "Projections") and provided to Grotech Partners IV, L.P. The Bonus, if any, shall be paid to the Executive not later than fifteen (15) days after publication of the audited financial statements of the Company for each year of employment.

    The Base Salary shall be subject to review for increase (but not decrease) annually by the Board. The Company shall be entitled to deduct from the compensation of the Executive such sums as are required by law to be deducted or withheld.

    4.   REIMBURSEMENT OF EXPENSES; FRINGE BENEFITS; ETC.

         A. The Company shall reimburse the Executive, from time to time, for all reasonable and customary business expenses incurred by him in the performance of his duties hereunder, provided, however, that the Executive shall submit vouchers and other supporting data to substantiate the amount of said expenses and as otherwise required by the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder from time to time.

         B. The Executive shall be entitled to that number of weeks paid vacation for each year of employment hereunder as shall be mutually determined by the Executive and the Board. Unused vacation time shall not accumulate from year to year. The Executive may take his vacation at such time or times as shall not interfere with the performance of his duties under this Agreement.

         C. The Executive shall be entitled to paid sick leave and holidays in accordance with the Company's announced policy for executive employees, as in effect from time to time.

         D. For so long as the Executive remains an employee of the Company, he shall be entitled to participate in any and all fringe benefit plans, programs and practices

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sponsored by the Company for the benefit of its executive employees, including, without limitation, health insurance. In addition, the Company shall pay up to Seven Thousand Eight Hundred Dollars ($7,800.00) per annum in premiums to provide the Executive with disability insurance selected by the Executive.

         E. For so long as the Executive remains an employee of the Company, the Company shall, in recognition that the Executive will be required to drive an automobile in connection with his duties hereunder, provide the Executive with the automobile (or a comparable automobile) (the "Automobile") currently being used by the Executive, at the Company's expense, and pay for the operation and maintenance of the Automobile (including the payment of insurance for the Automobile) in connection with the use by the Executive of the Automobile for Company business. In addition, the Company shall provide the Executive, during such period, with the use of the car phones currently being used by him, and pay for the operation of such car phones in connection with Company business. From and after the occurrence of a Section 7A Event, as hereinafter defined, Executive shall have the option to acquire the Automobile, free and clear of any and all liens or encumbrances or obligations to make any payment of money, whatsoever, for One Dollar ($1.00).

    5.   DISABILITY.

         A. As used in this Agreement, the term "disabled" shall mean the continuous and uninterrupted inability to perform the Executive's duties on behalf of the Company, by reason of accident, illness, or disease, and the "onset of his disability" shall mean the first day of such inability to perform his duties.

         B. If the Executive is disabled, he shall be entitled to receive the Base Salary to which he otherwise would have been entitled, were he not disabled, for a period of twelve (12) months from the onset of his disability.

         C.   If the Executive remains disabled throughout the twelve
(12)-month period beginning with the onset of his disability, then his employment shall thereafter be deemed terminated, and he will not be entitled to any further payments under this Agreement, other than receipt of disability payments under any disability insurance policy acquired by the Company for his benefit.

    6. DEATH. If the Executive dies during the term of his employment hereunder, the Company shall pay to the estate of the Executive such compensation as would otherwise be payable to the Executive for the period ending at the end of the month of his death, and no further payments shall be due under this Agreement.

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    7.   TERMINATION.

         A. By the Company Without Cause. The Company may terminate the employment of the Executive at any time without Cause (as hereinafter defined). In such event, the Executive shall be entitled to receive, for a period of three
(3) years after the date of his termination, in equal bi-weekly installments in arrears, an amount per annum equal to the aggregate of his Salary at the time of his termination. Notwithstanding the foregoing, if the Executive's employment is terminated without Cause (as defined in Section 7B hereof) after a Change of Control (as hereinafter defined) or after the Company's successful completion of an underwritten initial public offering of its common stock in which the post-offering equity valuation of the Company (that is, the Company's market capitalization) exceeds Fifty Million Dollars ($50,000,000) (such events being called, "Section 7A Events"), then in addition to the payment of Base Salary for the three-year period set forth above, the Company shall pay to the Executive, for the same period and in equal bi-weekly installments in arrears, an amount per annum equal to the Bonus for the Company's last full fiscal year prior to the date of his termination. For purposes of the foregoing, "Change of Control" shall mean any sale, transfer or issuance or series of sales, transfers and/or issuances of capital stock of the Company ("Capital Stock") by the Company or any holders thereof that results in any person or group of persons, other than the holders of Capital Stock (except for the holders of the Company's 8% Class A Convertible Preferred Stock) as of the date hereof owning more than 50% of the outstanding Capital Stock or owning the right to acquire more than 50% of the Capital Stock. "Change of Control" shall also include the sale of all or substantially all of the assets of the Company.

    In addition to the foregoing termination payments, the Executive also shall be entitled to receive, for a period of three (3) years after the date of his termination hereunder, the fringe benefits set forth in Sections 4D and 4E hereof (or, if such benefits are not available to the Executive because he is not employed by the Company, then the Company shall pay the cost of the Executive obtaining comparable benefits). The Company shall deduct from all such amounts provided for in this Section 7A such sums as are required by law to be deducted or withheld.

         B.   By Company, With Cause.  Notwithstanding the provisions of
Section 7A hereof, the Executive's employment and all of his rights and benefits, but not his obligations, under this Agreement (except for the right to receive Salary earned through the date of his termination with Cause) shall terminate immediately upon notice from the Company of the occurrence of any one or more of the following events (collectively, "Cause"):

              (i) The Executive is convicted of a criminal offense involving moral turpitude, or involving dishonest conduct pertaining to the business or affairs of the Company, including, without limitation, peculation, or is guilty of any act or omission, the intended consequence of which is material injury to the Company's business, property or reputation; or

              (ii) The Executive persists, for a period of thirty (30) days after written notice from the Board, in a course of conduct determined by the Board to be in material violation of his duties to the Company under this Agreement.

         C. Other Remedies. Neither the grant nor the exercise of a right of termination hereunder shall preclude any other legal relief or remedy available to any party.

    8.   NON-COMPETITION.

         A. The Executive agrees that, during the term of his employment with the Company, and for the period during which the Executive is receiving payments pursuant to Section 7 hereof (or, if he voluntarily terminates his employment within the Company or is terminated for Cause, then for two (2) years after the date of his termination hereunder), he shall not, within the geographic area in which the Company operates on the date of termination hereunder, participate or engage in any business, or own any interest in any entity that (except that the ownership of five percent (5%) or less of the stock of a public entity shall not be prohibited hereby), that (i) provides, directly or indirectly, administrative services to dental practices, or owns and leases to providers of dental services the fixed assets used to provide such services, (ii) engages in the administration of contracts for delivery of services on behalf of HMOs, health plans, insurers or other third-party payors or acts as a contracting entity with third-party payors on behalf of dental practices, or (iii) provides dental insurance; provided, however, that the foregoing shall not prohibit the Executive from engaging in the following activities:

              (a) the ownership of an entity of not more than ten (10) dentists or the delivery of professional dental services from an entity of not more than thirty-five (35) dentists, provided that he has no ownership interest in such entity; or

              (b) the ownership of, and delivery and administration of professional dental services from, any entity in a geographic region in which the Company is not doing business on the termination date.

         The Executive further agrees that for the period during which the Executive is receiving payments pursuant to Section 7 hereof (or, if he is terminated for Cause, then for two (2) years after the date of his termination hereunder,) he shall not, directly or indirectly, for himself or on behalf of any other person or entity, solicit, hire, encourage or entice away (or attempt to do so) from the Company or any of its affiliates any officer or employee who, at the time of such solicitation or hire or within twelve (12) months prior to the time of such solicitation or hire, was an employee of the Company or an affiliate thereof (whether or not such person would commit a breach of contract by so doing).

         B. The Executive expressly acknowledges and agrees that the (i) restrictions set forth herein are reasonable in terms of scope, duration, geographic area, and otherwise, (ii) protections afforded to the Company hereunder are necessary to protect its legitimate business interests and (iii) agreement to observe such restrictions forms a material part of the consideration for this Agreement and the Executive's employment by the Company.

         C. Notwithstanding the provisions of Section 12C hereof, if any provision of this Section 8 is adjudicated to exceed the time, geographic area, scope of business or other limitations permitted by applicable law in any applicable jurisdiction, then such provision shall be deemed reformed in such jurisdiction to the maximum time, geographic or other limitations permitted by law.

    9. CONFIDENTIAL INFORMATION. The Executive agrees that, during the term of his employment with the Company, and after the termination of his employment for any reason whatsoever, he shall not disclose to any person, other than in the discharge of his duties under this Agreement, any information or knowledge relating to (i) the business operations or internal structure of the Company,
(ii) any method and/or procedure (such as records, programs, systems, correspondence, or other documents), relating or pertaining to projects developed by the Company or contemplated to be developed by the Company or (iii) the Company's business, which information or knowledge the Executive shall have obtained during the term of this Agreement, and which is otherwise of a secret or confidential nature. Further, upon leaving the employment of the Company for any reason whatsoever, the Executive shall not take with him, without the prior written consent of the Board, any documents, forms or other reproductions of any data or any information relating to or pertaining to the Company or any other confidential information or trade secrets.

    10.  INSURANCE.

         A. The Company may, in its discretion at any time, apply for and procure, as owner and for its own benefit, insurance on the life of the Executive in such amounts and in such form as the Company deems appropriate. The Executive shall have no interest in any such policy, but he shall, at the request of the Company, submit to such medical examination, supply such information and execute such documents as may be required by the insurer or any proposed insurer.

         B. If the Company obtains the $3 million life insurance policy (the "Policy") on the life of the Executive as set forth in Section 5.07 of the Preferred Stock Purchase Agreement dated as of July 18, 1995 by and between DentalCo, Inc., Grotech Partners IV, L.P., and Merchant Partners, L.P. (the "SPA"), then upon the earliest to occur of the consummation of an initial public offering of the Company's common stock, the Executive's termination hereunder without Cause, or the Executive's voluntary termination after July 17, 1998, the Policy shall be transferred to the Executive, and the Company shall continue to pay the premiums thereon for a period of three years after such date.


    11. OTHER DOCUMENTS. Any earlier employment agreements or other agreements or understandings between the Executive and the Company relating to the subject

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matter hereof, whether in writing or oral, are hereby terminated and shall be of no further effect after the effective date hereof.

    12.  MISCELLANEOUS.

         A. Any notices required by this Agreement shall (i) be made in writing and mailed by certified mail, return receipt requested, with adequate postage prepaid; (ii) be deemed given when so mailed; (iii) be deemed received by the addressee within ten (10) days after given or when the certified mail receipt for such mail is executed, whichever is earlier and (iv) in the case of the Company, be mailed to its principal office, or in the case of the Executive, be mailed to the last address that the Executive has given to the Company.

         B. This Agreement shall be binding upon and inure to the benefit of, the parties, their successors, assigns, personal representatives, distributees, heirs, and legatees; provided, however, that the Executive shall not assign his duties hereunder.

         C. If any term or provision of this Agreement is held to be illegal or invalid, said illegality or invalidity shall not affect the remaining terms or provisions hereof, and each term and provision of this Agreement shall be enforced to the fullest extent permitted by law.

         D. As monetary damages may not be an adequate remedy for the breach by either party of its obligations under this Agreement, each party agrees that it may be subjected to a decree of specific performance, injunction, or other appropriate equitable or legal relief, for the enforcement of its obligations hereunder.

         E. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Maryland, without giving effect to its conflicts of laws provisions. The parties hereto agree that all claims of any kind arising from or relating to this Agreement shall be brought in a court of competent jurisdiction in the State of Maryland and agree to the jurisdiction of the Maryland courts (including the United States District Court for the District of Maryland) in all such matters. The parties hereto waive all objections to venue.

         F. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which, when construed together, shall be deemed to be one and the same instrument.

         G. For so long as the Executive is employed by Halpert & Associates, P.A. (or its successor, "H&A") and H&A and the Company continue to be parties to the Management Service Agreement, dated as of July 18, 1995, then the Company shall pay the premium (grossed up for tax purposes) on the life insurance policy on the Executive's life identified in Schedule IV to the SPA.

    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, under seal, as of the day and year first hereinabove written.

ATTEST:                         DENTALCO, INC.


/s/ Anita Logue                 By: /s/ Carl Sardegna
- --------------------------         ------------------------- (SEAL)
Anita Logue, Secretary             Carl Sardegna, President


WITNESS:

                                   /s/ Lawrence F. Halpert
- ---------------------------        ------------------------- (SEAL)
                                   Lawrence F. Halpert







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